Exhibit 10.61
AMENDMENT NO. 4 TO THE
APPLIED MATERIALS, INC.
2005 EXECUTIVE DEFERRED COMPENSATION PLAN
     APPLIED MATERIALS, INC., having adopted the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan (the “Plan”) effective as of January 1, 2005 and having amended and/or restated the Plan on several occasions, hereby again amends the Plan, as follows:
     1. Section 1.3 is amended in its entirety to read as follows:
“Beneficiary” means the person or entity entitled to receive the balance credited to a Participant’s Account under the Plan upon the death of a Participant, as provided in Sections 5.4 and 5.10.”
     2. Clause (i) of the first sentence of Section 3.1(b) is amended in its entirety to read as follows:
“(i) a Base Salary deferral in an amount equal to any specific dollar amount (in $1,000 increments) or one hundred percent (100%) of his or her Base Salary above the 401(k) Base for the immediately preceding Plan Year, provided, however, that any dollar amount elected by the Participant may be not less than $5,000;”
     3. The phrase “or as soon as administratively practicable thereafter” is deleted from each place that it appears in the Plan.
     4. The last sentence of Section 5.10.1 is amended in its entirety to read as follows:
“A Participant may revoke his or her Beneficiary designation at any time, provided such revocation is made pursuant to such procedures as the Committee may specify, and regardless of his or her spouse’s previous consent to the Beneficiary designation being revoked, any such revoked designation shall be ineffective.”

     5. The second sentence of Section 5.10.2 is amended in its entirety to read as follows and the third sentence thereof is deleted in its entirety:
“Any designation will be effective only upon its receipt by the Committee or its designee but shall cease to be effective when a revocation of that designation is received by the Committee or its designee.”
     6. Section 5.14 is amended in its entirety to read as follows:
“Notwithstanding any contrary Plan provision, any payment that is scheduled to be made to a Participant under the Plan on a Payment Date or anniversary thereof (the “Designated Payment Date”) shall be treated as made on the Designated Payment Date if such payment is made either (a) on that date or a later date that is no later than (i) the end of the Participant’s taxable year that includes the Designated Payment Date, or (ii) if later, the fifteenth (15th) calendar day of the third calendar month immediately following the Designated Payment Date; or (b) no earlier than 30 calendar days before the Designated Payment Date. In no event shall the Participant be permitted, directly or indirectly, to designate the taxable year of such payment.”
     7. This Amendment No. 4 to the restated Plan is effective as of October 8, 2010.
     IN WITNESS WHEREOF, Applied Materials, Inc., by its duly authorized officer, has executed this Amendment No. 4 to the restated Plan on the date specified below.

Date: December 21, 2010.	APPLIED MATERIALS, INC.

	By	/s/ Ron Miller Ron Miller
Corporate Vice President, Global Rewards

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